News Release

Shailesh Kotwal Hired as Vice Chairman, Payment Services for U.S. Bank;
Kotwal Will Succeed Pamela Joseph Following her Planned Retirement

MINNEAPOLIS – February 27, 2015 – U.S. Bank (NYSE: USB), the fifth largest commercial bank in the United States, announced today that Shailesh Kotwal has been hired as vice chairman, Payment Services, U.S. Bank. He will join U.S. Bank at the end of the first quarter and will report to Andy Cecere, vice chairman and chief operating officer, U.S. Bank.

Kotwal will succeed Pamela Joseph, currently vice chairman, Payment Services, who plans to retire from U.S. Bank in mid-2015. Joseph has been with U.S. Bank for more than 10 years. Kotwal has more than 25 years of experience in the Payments industry.

“We congratulate Pam on a tremendous career at U.S. Bank and for propelling us into a strong leadership position in the Payment Services marketplace,” said Richard K. Davis, chairman, president, and chief executive officer, U.S. Bank. “One of Pam’s most significant and lasting contributions to U.S. Bank is the strong leadership team she has established across her global organization, which will allow us to continue expanding our presence in the Payments market. For now, it is business as usual as we work toward a seamless leadership transition to Shailesh in the weeks ahead.”

“I have treasured my years with U.S. Bank and have the utmost confidence in Shailesh, and the entire Payment Services’ leadership team, to continue creating exceptional value for all of our customers,” Joseph said. “I am excited to begin this next phase of my journey and wish all my colleagues the very best in the years ahead.”

Kotwal has an extensive background in the payments industry having spent years in executive leadership roles with TD Bank, Fidelity National Information Services (eFunds), and American Express establishing a track record for financial performance combined with innovation and business development. He holds a Bachelor’s Degree in Commerce from Bombay University and is a Chartered Accountant. Kotwal will join U.S. Bank’s Managing Committee.

“We are very pleased to have someone of Shailesh’s caliber joining the U.S. Bank management team to lead our Payments organization through its next phase of growth and expansion,” Cecere said. “The Payments industry is rapidly evolving and it is one of our strongest and fastest growing business lines. Shailesh will complement the solid global leadership team that we have in place as we continue our commitment to helping our payments customers manage their financial futures.”

Kotwal added: “U.S. Bank has a dominant presence in the Payments business. It is truly a privilege to join this outstanding franchise with such an impressive performance and a very promising future. I look forward to joining the team and helping deliver safe, secure, and innovative payment solutions for our retail, corporate, and merchant customers across the globe.”

About U.S. Bank

U.S. Bancorp (NYSE: USB) with $403 billion in assets as of December 31, 2014, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,176 banking offices in 25 states and 5,022 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

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Contacts:

Dana E. Ripley Corporate Communications (612) 303-3167	Sean O’Connor Investor Relations (612) 303-0778